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                                                                  Exhibit 10.62

31 DECEMBER 2001


Mr. Nat Kannan
Chairman of the Board
VCampus Corporation
1850 Centennial Park Drive
Reston, VA 22033


Dear Nat,

The following represents our mutual understanding with respect to changes in your employment status with VCampus Corporation (the "Company"), effective 1 January 2002:

1) Effective 1 January 2002 the Company will terminate your employment as an executive of the Company by mutual consent (though you will continue to hold your elected Board position and the office of Chairman of the Board). Your Employment Agreement dated August 10, 2000 will be terminated effective 31 December 2001, provided that the Company will pay you severance equal to nine months' salary over the twelve months with the first payment commencing 28 February 2002. Payments will be made monthly thereafter as the Company's payroll is paid. In the event the Company is acquired, merged, or receives new financing in excess of $5 million in the calendar year 2002, then all severance payments to you will be accelerated. The value of your accrued balance of vacation time on 31 December 2001 will be rolled into your schedule of severance payments.

2) The Company will enter into a two-year consulting agreement with you for the period of 1 January 2002 through 31 December 2003 as an advisor to the CEO on strategy, mergers and acquisition, financing, and general corporate development. In consideration for such services and for the term of this consulting agreement tract, the Company will provide you with continued coverage of your current health, disability, and life insurance benefits; use of your current laptop computer, Palm Pilot, and Company e-mail address; and use of the Company offices, telephones and conference rooms. The Company will reimburse any reasonable out-of-pocket expenses when it directly relates to Company business. In accordance with the Company's stock option plan, your unvested stock options will continue to vest during this period. The Company will discontinue your key-man insurance policy.

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                                                                  1 JANUARY 2002
                                                                  MR. NAT KANNAN
                                                                     PAGE 2 OF 2


3) You will continue to receive financial and other material information from the management on a monthly basis.

4) The Company literature, Website, and other promotional materials will continue to display your name and provide you with credit as the Founder and Chairman of the Company. In the event you resign from the Board, the company will display your name and provide credit to you as The Founder and Chairman and CEO (Emeritus).

5) If for any reason the Board asks me to resign, or a merger or a transfer of control event occurs, or if you are asked to temporarily step as CEO, then your severance payments will be accelerated.

Nat, I look forward to continuing to have the great good fortune to work with you to successfully grow the company you originally envisioned and created, and which you have worked so very hard to build.

Sincerely,


/s/ DANIEL J. NEAL
-----------------------
Daniel J. Neal
President & CEO
VCampus Corporation



I am in agreement with the terms above:


/s/ NARASIMHAN P. KANNAN    DECEMBER 31, 2001
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Mr. Nat Kannan                     Date